                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              ARCH WIRELESS, INC.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                PRELIMINARY COPY

                                  [ARCH LOGO]

                                                                 April    , 2001

Dear Stockholder:

     You are cordially invited to attend our 2001 Annual Meeting of Stockholders, which will be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on Tuesday, May 15, 2001, at 11:00 a.m. local time.

     At this year's meeting, you are asked to elect three directors and to approve an increase in the number of shares of common stock authorized for issuance, the reclassification of Class B common stock as common stock, an increase in the number of shares available for issuance under our 2000 stock incentive plan and 1999 employee stock purchase plan, and the ratification of our independent auditors.

     Your Board of Directors encourages you to vote for the election of the directors and for each of the proposals as being in the best interests of Arch and its stockholders.

     Please vote your shares promptly. You may exercise your proxy and mail it in the prepaid envelope to ensure that your shares are represented at the meeting. Alternatively, most of our stockholders will also be able to vote by telephone or through the Internet. These methods are quick and easy and save your company money. If you have any questions or need assistance in voting your shares electronically, you may call MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect).

     Thank you for your continued support.

                                        Sincerely,

                                        C. EDWARD BAKER, JR.
                                        Chairman of the Board and
                                        Chief Executive Officer

                                PRELIMINARY COPY

                              ARCH WIRELESS, INC.

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2001

     You are hereby notified that the 2001 annual meeting of stockholders of Arch Wireless, Inc. will be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on Tuesday, May 15, 2001, at 11:00 a.m., local time, for the purpose of considering and voting upon the following matters:

     1.  To elect three directors of Arch for the ensuing three years.

     2. To approve an amendment to Arch's certificate of incorporation increasing the number of shares of common stock authorized for issuance from 300,000,000 to 500,000,000 shares.

     3. To approve an amendment to Arch's certificate of incorporation reclassifying Arch's Class B common stock as common stock.

     4. To increase the number of shares of common stock authorized for issuance under Arch's 2000 stock incentive plan from 6,000,000 to 29,800,000 shares.

     5. To increase the number of shares of common stock authorized for issuance under Arch's 1999 employee stock purchase plan from 1,500,000 to 4,500,000 shares.

     6. To ratify the appointment by Arch's board of directors of Arthur Andersen LLP as Arch's independent public accountants for the fiscal year ending December 31, 2001.

     7. To transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has no knowledge of any other business to be transacted at the annual meeting or at any adjournment or postponement thereof.

     The board of directors has fixed the close of business on Friday, March 30, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. A list of Arch's stockholders entitled to notice of and to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for ten days prior to the meeting at the principal executive offices of Arch at the above address, and at the time and place of the annual meeting.

     A copy of Arch's annual report to stockholders for the year ended December 31, 2000, which contains consolidated financial statements and other information of interest to stockholders, accompanies this notice of meeting and the enclosed proxy statement.

                                          By order of the Board of Directors,

                                          PATRICIA A. GRAY, Secretary
April   , 2001
Westborough, Massachusetts

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                PRELIMINARY COPY

                              ARCH WIRELESS, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2001

     THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY ARCH'S BOARD OF DIRECTORS FOR USE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 15, 2001, AT 11:00 A.M., LOCAL TIME, AT HALE AND DORR LLP, 26TH FLOOR, 60 STATE STREET, BOSTON, MASSACHUSETTS 02109, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     All proxies will be voted in accordance with the instructions of the stockholder, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. A stockholder may revoke any proxy at any time before its exercise by delivery of a written revocation to the Secretary of Arch. Attendance at the meeting will not itself be deemed to revoke a proxy unless the stockholder affirmatively revokes the proxy.

     On March 30, 2001, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were issued and outstanding and entitled to vote 171,640,593 shares of common stock, 681,497 shares of Class B common stock and 250,000 shares of Series C convertible preferred stock. Each share of common stock entitles the record holder thereof to one vote, each share of Class B common stock entitles the record holder thereof to 1/100th of a vote on matters other than the election of directors and each share of Series C preferred stock entitles the record holder thereof to
7.4492 votes. The holders of Class B common stock have no voting rights on the election of directors. The holders of Series C convertible preferred stock, voting as a separate class, have the right to elect one member of Arch's board of directors.

     THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND ARCH'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2000 ARE BEING
MAILED TO STOCKHOLDERS ON OR ABOUT APRIL   , 2001. A COPY OF ARCH'S ANNUAL
REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO ARCH. PLEASE ADDRESS ALL SUCH REQUEST TO ARCH WIRELESS, INC., 1800 WEST PARK DRIVE, SUITE 250, WESTBOROUGH, MASSACHUSETTS 01581, ATTENTION: INVESTORS RELATIONS. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of Arch's common stock as of February 28, 2001 by:

     - each person known to Arch to own beneficially more than 5% of the voting power of Arch's outstanding common stock, assuming the conversion of Series C convertible preferred stock into common stock;

     - each current director of Arch;

     - Arch's chief executive officer and the executive officers listed in the summary compensation table below; and

     - all current directors and executive officers of Arch as a group.

                                                              SHARES UNDERLYING
                                                                 OPTIONS AND
                                              SHARES               WARRANTS            TOTAL
                                          OUTSTANDING AT      EXERCISABLE PRIOR     BENEFICIALLY
                 NAME                    FEBRUARY 28, 2001    TO APRIL 29, 2001        OWNED       PERCENTAGE
                 ----                    -----------------   --------------------   ------------   ----------
Funds affiliated with Resurgence Asset
  Management(1)........................     16,239,776                   --          16,239,776        9.5%
Bay Harbour Management, L.C............     14,114,985                   --          14,114,985        8.2%
Credit Suisse First Boston(2)..........     13,989,069                   --          13,989,069        8.2%
Morgan Stanley Dean Witter & Co.(3)....      9,469,872                   --           9,469,872        5.5%
Whippoorwill Associates, Inc.(4).......      8,386,535              439,904           8,826,439        5.1%
C. Edward Baker, Jr....................         37,434              209,007             246,441          *
Lyndon R. Daniels......................             --               48,669              48,669          *
J. Roy Pottle..........................             --               31,334              31,334          *
Steven Gross...........................             --                7,500               7,500          *
Paul H. Kuzia..........................            440               33,415              33,855          *
R. Schorr Berman(5)....................        655,671            1,143,948           1,799,619        1.0%
Gregg R. Daugherty.....................             --                3,000               3,000          *
John H. Gutfreund......................             --                3,000               3,000          *
John Kornreich(6)......................      1,878,046            2,838,774           4,716,820        2.7%
H. Sean Mathis.........................             --                4,000               4,000          *
Allan L. Rayfield......................            334                7,576               7,910          *
John B. Saynor.........................         64,642              127,012             191,654          *
John A. Shane(7).......................          6,856               21,519              28,375          *
All current directors and executive
  officers as a group (14 persons).....      2,643,423            4,485,254           7,128,677        4.1%

---------------
  * Less than 1%

(1) Includes 7,213,931 shares beneficially owned by various funds for which Resurgence Asset Management, L.L.C. acts as investment advisor and general partner, 3,976,367 shares beneficially owned by various funds for which Resurgence Asset Management International L.L.C. acts as sole special shareholder and sole investment advisor, 4,095,269 shares beneficially owned by various funds for which Re/Enterprise Asset Management, L.L.C. acts as investment advisor and/or general partner, 92,215 shares beneficially owned by Kingstreet Ltd., 240,784 shares held by Resurgence Parallel Fund, Inc., 31,825 shares held by M.D. Sass Associates, Inc. Employees Profit Sharing Plan, 239,976 shares held by James B. Rubin, 154,014 shares held by Devonshire Capital Partners, L.L.C., 1,828 shares held by J.B. Rubin & Company Profit Sharing Plan, 6,993 shares held by Guadalupe G. Rubin IRA, 8,458 shares held by James B.

Rubin, IRA, 34,494 shares beneficially owned by Resurgence Parallel Fund II, L.L.C., 2,528 shares held by Resurgence Asset Management Employee Retirement Plan, 127,041 shares beneficially owned by J.B. Rubin & Company Defined
     Contribution Plan and 14,053 shares beneficially owned by Mid Ocean Capital. Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C., may be deemed to beneficially own the shares held by the funds for which each acts as investment manager and/or general partner and each disclaims beneficial ownership of such shares. James B. Rubin serves as chief investment officer and is responsible for the day-to-day investment activities of each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International, L.L.C. and Re/Enterprise Asset Management, L.L.C. This information is based on Amendment No. 1 to Schedule 13G/A filed by the funds affiliated with Resurgence Asset Management with the SEC on February 14, 2001.

(2) Consists of shares held directly by Credit Suisse First Boston Corporation, a registered broker-dealer in proprietary trading and investment accounts. Credit Suisse First Boston Corporation is a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc. Credit Suisse First Boston, Inc. owns all of the voting stock of Credit Suisse First Boston (USA), Inc., and Credit Suisse First Boston, a Swiss bank, owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc.. The ultimate parent company of Credit Suisse First Boston and Credit Suisse First Boston (USA), Inc., and the direct owner of the remainder of the voting stock of Credit Suisse First Boston, Inc., is Credit Suisse Group, a corporation formed under the laws of Switzerland. Credit Suisse Group may be deemed ultimately to control Credit Suisse First Boston and the Credit Suisse First Boston business unit. Credit Suisse Group, its executive officers and directors, and its direct and indirect subsidiaries (except to the extent that they constitute part of the Credit Suisse First Boston business unit), my beneficially owned additional shares. Due to the separate management and independent operation of its business units, Credit Suisse Group disclaims beneficial ownership of any such additional shares beneficially owned by its direct and indirect subsidiaries, including the Credit Suisse First Boston business unit. The Credit Suisse First Boston business unit disclaims beneficial ownership of any additional shares beneficially owned by Credit Suisse Group and any of Credit Suisse Group's and Credit Suisse First Bank's other business units. This information is based on a Schedule 13G filed by Credit Suisse First Boston, on behalf of itself and its subsidiaries, to the extent that they constitute part of the Credit Suisse First Boston business unit, with the SEC on February 15, 2001.

(3) Includes 9,469,872 shares with respect to which Morgan Stanley Dean Witter & Co. shares voting power and 8,470,203 shares with respect to which Morgan Stanley Dean Witter & Co. shares dispositive power. Morgan Stanley Dean Witter Advisors, Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., shares voting and dispositive power with respect to 8,450,195 shares. This information is based on a Schedule 13G/A filed by Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Advisors, Inc. with the SEC on March 1, 2001.

(4) Consists of shares with respect to which Whippoorwill Associates, Inc. shares voting and dispositive power as a result of Whippoorwill's status as agent for its client and Whippoorwill's discretionary authority with respect to its clients' investments. This information is based on Amendment No. 5 to
    Schedule 13D filed by Whippoorwill Associates, Inc. with the SEC on February 22, 2001.

(5) Includes 649,337 shares and 1,122,334 shares issuable upon exercise of warrants held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as administrator and chief executive officer. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.

(6) Includes 1,796,089 shares and 2,695,895 shares issuable upon exercise of warrants beneficially owned by Sandler Capital Management, over which Mr. Kornreich may be deemed to have voting and investment power as managing director, and 63,334 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.

(7) Includes 351 shares and 606 shares issuable upon exercise of warrants owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as president and sole stockholder of Palmer Service Corporation, 159 shares issuable upon conversion of $8,000 principal amount of Arch's 6 3/4% convertible subordinated debentures due 2003 held by Palmer Service Corporation, and 418 shares issuable upon conversion of Arch's 6 3/4% convertible subordinated debentures held by Mr. Shane.

     The address of each person or entity listed in the table is: c/o Arch Wireless, Inc., 1800 West Park Drive, Westborough, Massachusetts 01581, except for:

     - Resurgence Asset Management L.L.C., 10 New King Street, 1st Floor, White Plains, New York 10604

     - Bay Harbour Management, L.C., 777 South Harbour Island Boulevard, Suite 270, Tampa, Florida, 33602

     - Credit Suisse First Boston, Uetlibergstrasse 231, P.O. Box 900, CH-8070, Zurich, Switzerland

     - Morgan Stanley Dean Witter & Co., 1585 Broadway, New York, New York 10036

     - Whippoorwill Associates, Inc. 11 Martine Avenue, White Plains, New York 10606

VOTES REQUIRED

     The holders of shares representing a majority of the voting power of the issued and outstanding common stock, Class B common stock and Series C convertible preferred stock entitled to vote at the annual meeting, voting together as a single class, will constitute a quorum for the transaction of business at the annual meeting. Shares of Common Stock, Class B common stock and Series C convertible preferred stock present in person or represented by proxy, including shares that abstain or do not vote with respect to any of the matters presented at the annual meeting, will be counted for purposes of determining whether a quorum exists at the meeting.

     The affirmative vote of the holders of shares of common stock and Series C convertible preferred stock representing a plurality of the voting power voting on the matter is required for the election of C. Edward Baker, Jr. and R. Schorr Berman as directors (Proposal 1A). The affirmative vote of the holders of a majority of the voting power of the Series C convertible preferred stock voting on the matter is required for the election of John Kornreich as a director (Proposal 1B). The affirmative vote of the holders of shares representing a majority of the voting power of all outstanding shares is required for the approval of each of the amendments to Arch's certificate of incorporation (Proposals 2 and 3). The affirmative vote of the holders of shares representing a majority of the voting power of the shares voting on the matter is required for the approval of the amendment to Arch's 2000 stock incentive plan (Proposal
4), the amendment to Arch's 1999 employee stock purchase plan (Proposal 5) and the ratification of Arthur Andersen LLP as Arch's independent public accountants for the year ending December 31, 2001 (Proposal 6).

     Shares held by stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as shares voted in favor of such matter and will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters that require the affirmative vote of a plurality or majority of the voting power of shares voting on a matter (Proposals 1A, 1B, 4, 5 and 6) but will have the same effect as a vote against matters that require the affirmative vote of a majority of the voting power of all outstanding shares (Proposals 2 and 3).

                             ELECTION OF DIRECTORS

     Arch's board of directors is divided into three classes. The term of each class of directors is three years, and the terms of the three classes are staggered so that only one class is elected each year. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those whose terms are expiring. This year's nominees are to be elected to serve for terms expiring at the 2003 annual meeting of stockholders.

     This year there are three nominees for election as directors. Two of the nominees are to be voted on by all stockholders other than the holders of Class B common stock, who have no voting rights on the election of directors. The third nominee is to be voted on by the holders of Series C convertible preferred stock only.

              PROPOSAL 1A -- ELECTION OF C. EDWARD BAKER, JR. AND
                         R. SCHORR BERMAN AS DIRECTORS

     The persons named in the enclosed proxy card will vote to elect as directors C. Edward Baker, Jr. and R. Schorr Berman unless the proxy is marked otherwise. The proxy card may not be voted for more than two directors under Proposal 1A. Messrs. Baker and Berman are currently directors of Arch. Each has indicated his willingness to serve as a director if elected, but if either becomes unable to serve the proxies may be voted for substitute nominees selected by the board of directors or for a reduction in the number of directors, as determined by the board of directors. All stockholders are entitled to vote on Proposal 1A other than the holders of Class B common stock, who have no voting rights on the election of directors.

            PROPOSAL 1B -- ELECTION OF JOHN KORNREICH AS A DIRECTOR
  (TO BE VOTED ON BY THE HOLDERS OF SERIES C CONVERTIBLE PREFERRED STOCK ONLY)

     The holders of Series C convertible preferred stock have the right, voting as a separate class, to elect one member of Arch's board of directors, and such director has the right to be a member of any committee of the board. John Kornreich is currently the director elected by the holders of Series C convertible preferred stock. This right will terminate if less than 50% of the Series C convertible preferred stock remains outstanding.

     The persons named in the enclosed proxy card will vote to elect Mr. Kornreich as a director unless the proxy is marked otherwise. The proxy card may not be voted for more than one director under Proposal 1B. Mr. Kornreich has indicated his willingness to serve as a director if elected, but if he becomes unable to serve the proxies may be voted for a substitute nominee selected by the holders of Series C convertible preferred stock. ONLY HOLDERS OF SERIES C CONVERTIBLE PREFERRED STOCK MAY VOTE ON PROPOSAL 1B.

     Set forth below are the names of each nominee for director and each current director of Arch, their ages, the year in which each first became a director of Arch, their principal occupations and employment during the past five years and the names of other public companies of which they serve as a director. Also set forth below are the names of Arch's other current executive officers, their ages and their principal occupations and employment during the past five years.

                                                            POSITIONS WITH COMPANY,
                                                           PRINCIPAL OCCUPATIONS AND
            NAME AND PERIOD OF                             EMPLOYMENT OVER PAST FIVE
          SERVICE AS A DIRECTOR             AGE             YEARS, AND DIRECTORSHIPS
          ---------------------             ---    ------------------------------------------
                             NOMINEES WHOSE TERMS EXPIRE IN 2004
C. Edward Baker, Jr.......................  50     Chief Executive Officer of Arch since 1988
Director since 1986                                and Chairman of the Board of Arch since
                                                   1989; President of Arch from 1988 until
                                                   January 1998.
R. Schorr Berman(1).......................  52     President and Chief Executive Officer of
Director since 1986                                MDT Advisers, Inc., an investment manager,
                                                   since 1987.
John Kornreich............................  55     Managing Director of Sandler Capital
Director since 1998                                Management Co., Inc., a private capital
                                                   investment firm, since 1988.
                            DIRECTORS WHOSE TERMS EXPIRE IN 2003
John B. Saynor............................  60     Executive Vice President of Arch since
Director since 1986                                1990; President and Chief Executive
                                                   Officer of Arch from 1986 to 1988;
                                                   Chairman of the Board of Arch from 1986
                                                   until 1989.
John A. Shane(2)..........................  68     President of Palmer Service Corporation, a
Director since 1988                                venture capital firm, since 1972; director
                                                   of Gensym Corporation and Overland Data,
                                                   Inc.
H. Sean Mathis(2).........................  54     President of Litchfield Asset Holdings, an
Director since 1999                                investment advisory company, since 1999;
                                                   Chairman of the board of Allis Chalmers,
                                                   Inc. from January 1996 to 1999; director
                                                   of Kasper A.S.L. Ltd. and Thousand Trails,
                                                   Inc.
                            DIRECTORS WHOSE TERMS EXPIRE IN 2002
Gregg R. Daugherty........................  43     Business development manager at Microsoft
Director since 2000                                Corporation since 1997; previously self-
                                                   employed as an analyst and consultant
                                                   specializing in communications and
                                                   Internet business related fields.
Allan L. Rayfield(1)......................  65     Consultant since 1995; director of Parker
Director since 1997                                Hannifin Corporation; director of Acme
                                                   Metals Incorporated.

                                                            POSITIONS WITH COMPANY,
                                                           PRINCIPAL OCCUPATIONS AND
            NAME AND PERIOD OF                             EMPLOYMENT OVER PAST FIVE
          SERVICE AS A DIRECTOR             AGE             YEARS, AND DIRECTORSHIPS
          ---------------------             ---    ------------------------------------------
John H. Gutfreund(2)......................  71     President of Gutfreund & Company, Inc., a
Director since 2000                                financial consulting firm, since 1993;
                                                   Chairman of the Board and Chief Executive
                                                   Officer of Salomon Brothers Inc. from 1981
                                                   to 1991; director of AMBI, Inc., Ascent
                                                   Assurance, Inc., Baldwin Piano & Organ
                                                   Company, Evercel, Inc., LCA-Vision, Inc.,
                                                   Maxicare Health Plans, Inc. and Vast
                                                   Solutions, Inc.
                              OTHER EXECUTIVE OFFICERS OF ARCH
Lyndon R. Daniels.........................  48     President and Chief Operating Officer of
                                                   Arch since January 1998; President and
                                                   Chief Executive Officer of Pacific Bell
                                                   Mobile Services, a subsidiary of SBC
                                                   Communications Inc., from November 1993 to
                                                   December 1998.
J. Roy Pottle.............................  42     Executive Vice President and Chief
                                                   Financial Officer of Arch since February
                                                   1998; Vice President and Treasurer of
                                                   Jones Intercable, Inc., a cable television
                                                   operator, from October 1994 to February
                                                   1998.
Steven Gross..............................  41     Executive Vice President, Marketing and
                                                   Sales of Arch since June 1999; from
                                                   November 1996 to June 1999, Executive Vice
                                                   President, Marketing and Sales of
                                                   MobileMedia Corporation, which filed for
                                                   bankruptcy protection in January 1997;
                                                   Director of Sales Development of
                                                   Pepsi-Cola from 1995 to 1996.
Paul H. Kuzia.............................  58     Executive Vice President, Technology and
                                                   Regulatory Affairs of Arch since September
                                                   1996; Vice President, Engineering and
                                                   Regulatory Affairs of Arch from 1988 to
                                                   September 1996.
Patricia A. Gray..........................  46     Senior Vice President, General Counsel and
                                                   Secretary of Arch since May 2000; Vice
                                                   President, General Counsel and Secretary
                                                   of Arch from January 2000 to May 2000;
                                                   Vice President and General Counsel of Arch
                                                   from June 1999 to January 2000; from May
                                                   1996 to June 1999, Vice President, General
                                                   Counsel and Secretary of MobileMedia
                                                   Corporation, which filed for bankruptcy
                                                   protection in January 1997.

---------------
(1) Member of the compensation committee

(2) Member of the audit committee

     Whippoorwill Associates, Inc. has the right to designate one nominee for election to Arch's board of directors. This right of designation will continue through 2003 so long as Whippoorwill beneficially owns at least 5% of the combined voting power of all outstanding securities of Arch and will continue after 2003 so long as Whippoorwill beneficially owns at least 10% of the combined voting power of all outstanding securities of Arch. Under this arrangement, Mr. Mathis was designated for election by Whippoorwill.

     Arch's executive officers are elected by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal.

BOARD AND COMMITTEE MEETINGS

     The board of directors met 15 times during 2000, including regular, special and telephonic meetings, and acted by unanimous written consent on one occasion. During 2000, each director attended at least 75% of the total number of board meetings held during the period in which he was a director and at least 75% of the total number of meetings held by all board committees on which he served during the period in which he was a member of such committees.

     The board of directors has an audit committee and a compensation committee. There is no standing nominating committee of the board of directors.

  AUDIT COMMITTEE

     Messrs. Gutfreund, Mathis and Shane currently serve on the audit committee. The audit committee assists the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to Arch's stockholders, the systems of internal controls that management and the board of directors have established, the independence of Arch's auditors and all audit processes. The audit committee:

     - consults with Arch's independent public accountants to review Arch's annual financial statements and related footnotes prior to their submission to the board of directors;

     - discusses with the independent public accountants Arch's internal financial controls, the audit scope and procedural plans, and recommendations by the auditors;

     - assesses and confirms the independence of the independent public accountants selected as auditor; and

     - coordinates Arch's internal and external audits.

     The audit committee shares with the board of directors the authority and responsibility to select, evaluate and, where appropriate, replace the independent public accountants. In addition, the audit committee reviews all services provided by the independent public accountants and all fees paid to them. The audit committee held five meetings during 2000 and acted by unanimous written consent on one occasion. The audit committee has recommended that Arthur Andersen LLP be selected as Arch's independent public accountants for the year ending December 31, 2001.

  COMPENSATION COMMITTEE

     Messrs. Berman and Rayfield currently serve on the compensation committee. The compensation committee recommends to the board of directors the compensation of executive officers, key managers and directors and administers Arch's stock plans. The compensation committee held seven meetings during 2000 and acted by unanimous written consent on one occasion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Arch's directors, executive officers and holders of more than 10% of Arch's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Arch. Arch's believes that during 2000 its reporting persons complied with all section 16(a) filing requirements, except that Mr. Daniels was late in filing one required report and Edwin M. Banks, who resigned as a director of Arch in March 2001, failed to file two required reports.

DIRECTOR COMPENSATION

  FEES AND EXPENSES

     Arch pays its non-employee directors an annual fee of $12,000, an additional annual fee of $1,000 for serving as chairs of board committees, $2,000 for each meeting of the board of directors attended and $750 for each board committee meeting attended. Arch also reimburses all directors for customary and reasonable expenses incurred in attending board and board committee meetings.

     Each non-employee director has the right to defer his compensation as a non-employee director and to receive the deferred amounts in cash upon a specified future date or event, such as the date he ceases to be a non-employee director. All deferred compensation is credited, as of the date on which the compensation would have been paid, at the participant's election in either cash or shares of common stock based on their market price on the date the compensation would have been paid. On the distribution date, any deferred compensation credited in shares of common stock is converted into cash by valuing the credited stock at its market price on the distribution date. Mr. Rayfield is the only current non-employee director who has ever elected to participate in this plan. Mr. Rayfield has elected not to participate in this plan in 2001.

DIRECTORS' STOCK OPTION PLAN

     A total of 196,733 shares of common stock may be issued upon the exercise of options granted under Arch's non-employee directors' stock option plan. Only directors who are not employees of Arch are eligible to receive options under the director plan. Options granted under the director plan do not qualify as incentive stock options under section 422 of the Internal Revenue Code. Under the director plan, non-employee directors receive annual grants, on the date of the annual meeting of stockholders, of options to purchase 3,000 shares of common stock. In addition, newly elected or appointed non-employee directors receive options to purchase 3,000 shares of common stock as of the date of their initial appointment or election. All options have an exercise price equal to the fair market value of the common stock on the date of grant.

     Each option under the director plan is fully exercisable upon grant subject to Arch's right to repurchase, at the exercise price, all unvested shares if the holder ceases to be a director of Arch. Shares subject to options under the director plan generally become vested, and not subject to Arch's repurchase option, as to 25% on the date of grant plus an additional 25% on each of the first three anniversaries of the date of grant. In general, an optionee may exercise his or her option only while he or she is a director of Arch and for 90 days after he or she ceases to be a director of Arch, or one year if cessation as a director is due to death or permanent and total disability. Unexercised options expire ten years after the date of grant. Options are not transferable or assignable other than upon the death of the optionee or pursuant to a qualified domestic relations order, as defined in the Internal Revenue Code. Shares subject to options under the director plan become fully vested upon the death of the optionee or upon a change in control of Arch, as defined in the plan.

     As of February 28, 2001, options to purchase an aggregate of 51,000 shares of common stock were outstanding under the director plan and 2,406 options had been exercised under the director plan.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the annual and long-term compensation, for the last three fiscal years, of Arch's chief executive officer and each of the four other most highly compensated executive officers who were serving as executive officers on December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                     ANNUAL COMPENSATION                ------------
                                         --------------------------------------------    OPTIONS TO
                                                                         OTHER ANNUAL     PURCHASE
                                                                         COMPENSATION   COMMON STOCK
NAME AND PRINCIPAL POSITION DURING 2000  YEAR   SALARY $   BONUS($)(1)      ($)(2)         (#)(3)
---------------------------------------  ----   --------   -----------   ------------   ------------

C. Edward Baker, Jr...................   2000   $532,200    $371,250       $  4,990       951,000
  Chairman and Chief                     1999    434,337     185,000          4,163       150,000
  Executive Officer                      1998    373,742     135,000            600       151,554(4)

Lyndon R. Daniels.....................   2000    348,200     224,130          3,500       607,000
  President and Chief                    1999    313,735     203,000         23,363(5)     91,667
  Operating Officer                      1998    295,416          --        113,905(5)     46,666

J. Roy Pottle.........................   2000    282,200     166,290          3,191       452,000
  Executive Vice President and           1999    228,896     140,000          2,317        66,666
  Chief Financial Officer                1998    179,200          --         99,304(5)     30,000

Steven Gross..........................   2000    246,000     135,000          3,743       269,500
  Executive Vice President,              1999    137,596          --             --        37,500
  Marketing and Sales
  (joined Arch in June 1999)

Paul H. Kuzia.........................   2000    216,000     121,485          3,509       322,300
  Executive Vice President,              1999    190,163      64,480          3,378        41,666
  Technology and Regulatory Affairs      1998    165,489      58,435            600        29,616(6)

---------------
(1) Represents bonus paid in such fiscal year with respect to prior year. Prerequisites for the named executive officers did not exceed the lesser of $50,000 or 10% of total salary and bonus for the respective fiscal year and accordingly have been omitted in accordance with SEC rules.

(2) Represents Arch's matching contributions paid under Arch's 401(k) plan.

(3) No restricted stock awards or stock appreciation rights were granted to any of the named executive officers during 1998, 1999 or 2000.

(4) Includes options to purchase 136,563 shares of common stock granted as part of an option repricing program in 1998.

(5) Represents reimbursement for certain relocation costs and associated taxes.

(6) Includes options to purchase 23,229 shares of common stock granted as part of an option repricing program in 1998.

  EXECUTIVE EMPLOYMENT AGREEMENTS AND LOANS

     Arch is a party to executive employment agreements with each of Messrs. Baker, Daniels and Pottle. Each agreement has a term of three years expiring March 13, 2004 and will automatically renew from year to year thereafter unless terminated by either party at least 90 days prior to any renewal date. Under these agreements, Messrs. Baker, Daniels and Pottle are entitled to receive annual base salaries of $600,000, $379,000 and $305,000, respectively, subject to review and adjustment by the board of directors, and other bonuses and benefits.

     In the event that the employment of an executive is terminated by Arch other than for cause, disability or death, or by the executive for good reason, all options held by the executive become immediately exercisable in full, and the executive is entitled to receive:

     - a lump sum cash payment of a pro rata portion of his annual bonus for the most recently completed fiscal year, based on the portion of the current fiscal year during which he was employed prior to termination;

     - a lump sum cash payment equal to three times the sum of the executive's annual base salary in effect at the time of the termination plus the average bonus paid for the three calendar years immediately preceding the calendar year during which termination of employment occurs;

     - any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of Arch; and

     - until the earlier of twelve months after termination or the executive becomes eligible to receive substantially equivalent benefits from another employer, life, disability, accident and health insurance benefits similar to those previously provided by Arch.

     In the event an executive resigns without good reason, he is entitled to receive a lump sum cash payment of a pro rata portion of his annual bonus for the most recently completed fiscal year, based on the portion of the current fiscal year during which he was employed prior to termination.

     Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits or, in the case of Mr. Baker, the failure to become the chairman of the board or chief executive of any entity succeeding or controlling Arch. Following termination of employment, the executive has agreed not to compete with Arch or solicit Arch's employees or business for one year.

     All options held by the executive become immediately exercisable in full upon a change in control. If the executive receives benefits upon a change of control that subject him to excise taxes under the "golden parachute provision" of the Internal Revenue Code, Arch will pay the excise taxes due and any additional taxes related to that payment.

     Change in control is defined to mean (1) the acquisition of 50% or more of Arch's outstanding common stock or the combined voting power of Arch's outstanding voting securities by any entity or group or (2) a merger involving Arch or a sale of all or substantially all of Arch's assets, if the merger or asset sale results in Arch's stockholders prior to the transaction holding less than a majority of the voting power of the combined or acquiring entity and the directors of Arch ceasing to constitute a majority of the directors of the combined or acquiring entity.

     Arch has made several loans to Mr. Baker bearing interest at 5%-9.5% annually. As of February 28, 2001, principal and accrued interest of $404,455 was outstanding.

  EXECUTIVE RETENTION AGREEMENTS

     Arch is a party to executive retention agreements with a total of 14 executives, including Messrs. Gross and Kuzia but excluding Messrs. Baker, Daniels and Pottle. The purpose of the executive retention agreements is to assure the continued employment and dedication of the executives without distraction from the possibility of a change in control of Arch. In the event that within twelve months following a change in control the employment of an executive is terminated by Arch other than for cause, disability or death, or by the executive for good reason, the executive is entitled to receive:

     - a lump sum cash payment equal to a specified multiple of the sum of the executive's annual base salary in effect at the time of the change in control plus the average bonus paid for the three calendar years immediately preceding the calendar year during which the change in control occurs -- the multiple is three for Mr. Kuzia, two for Mr. Gross, and one or two for the other executives;

     - any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of Arch; and

     - until the earlier of twelve months after termination or the executive becomes eligible to receive substantially equivalent benefits from another employer, life, disability, accident and health insurance benefits similar to those previously provided by Arch.

     Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits.

     Change in control is defined to mean (1) the acquisition of 50% or more of Arch's outstanding common stock or the combined voting power of Arch's outstanding voting securities by any entity or group, (2) a change in a majority of Arch's board of directors or (3) a merger involving Arch or a sale of all or substantially all of Arch's assets, if the merger or asset sale results in Arch's stockholders prior to the merger holding less than a majority of the voting power of the combined or acquiring entity or the directors of Arch ceasing to constitute a majority of the directors of the combined or acquiring entity.

     In addition, the executive retention agreements provide for the acceleration of options held by the executive upon (1) the acquisition of 50% or more of Arch's outstanding common stock or the combined voting power of Arch's outstanding voting securities by an entity or group or (2) a merger involving Arch or a sale of all or substantially all of Arch's assets, if the merger or asset sale results in Arch's stockholders prior to the transaction holding less than a majority of the voting power of the combined or acquiring entity and the directors of Arch ceasing to constitute a majority of the directors of the combined or acquiring entity.

  STOCK OPTION GRANTS

     The following table sets forth certain information regarding options to purchase shares of common stock granted during 2000 to Arch's named executive officers. No SARs were granted during 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                       --------------------------------------------                   VALUE AT ASSUMED
                         NUMBER OF      PERCENT OF                                  ANNUAL RATES OF STOCK
                        SECURITIES     TOTAL OPTIONS                               PRICE APPRECIATION FOR
                        UNDERLYING      GRANTED TO     EXERCISE OR                     OPTIONS TERM(3)
                          OPTIONS      EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------------
        NAME           GRANTED(#)(1)    FISCAL YEAR    ($/SHARE)(2)      DATE        5%($)       10%($)
        ----           -------------   -------------   ------------   ----------   ---------   -----------

C. Edward Baker,
  Jr.................     709,000           11.5%           6.06        5/16/10    2,703,186    6,850,403
                          242,000            3.9            0.97       12/13/10     147,444       373,652

Lyndon R. Daniels....     481,000            7.8            6.06        5/16/10    1,833,896    4,647,453
                          126,000            2.0            0.97       12/13/10      76,768       194,546

J. Roy Pottle........     350,000            5.7            6.06        5/16/10    1,334,436    3,381,722
                          102,000            1.7            0.97       12/13/10      62,146       157,490

Steven Gross.........     202,500            3.2            6.06        5/16/10     772,066     1,956,568
                           67,000            1.1            0.97       12/13/10      40,821       103,449

Paul H. Kuzia........     263,300            4.3            6.06        5/16/10    1,003,877    2,544,021
                           59,000            1.0            0.97       12/13/10      35,947        91,097

---------------
(1) Options generally become exercisable at a rate of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant.

(2) The exercise price is equal to the fair market value of the common stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, and are not intended to forecast future appreciation of the price of the common stock. The named executive officers will realize gain upon the exercise of these options only if an increase in the price of the common stock which benefits all of Arch's stockholders proportionately.

  OPTION EXERCISES AND YEAR-END OPTION TABLE

     The following table sets forth certain information regarding the exercise of options to purchase shares of common stock during 2000 and options held as of December 31, 2000 by the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                            SHARES                       NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                          ACQUIRED ON    VALUE          UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                           EXERCISE     REALIZED      OPTIONS AT FISCAL YEAR-END              FISCAL YEAR-END
NAME                          (#)         ($)      (EXERCISABLE)/(UNEXERCISABLE)(#)                 ($)
----                      -----------   --------   ---------------------------------   ------------------------------
C. Edward Baker, Jr.....      --          --          133,267         1,119,287               --              --
Lyndon R. Daniels.......      --          --           44,002           701,331               --              --
J. Roy Pottle...........      --          --           29,834           518,832               --              --
Steven Gross............      --          --            7,500           299,500               --              --
Paul H. Kuzia...........      --          --           28,627           364,956               --              --

  ACCELERATION OF OTHER STOCK OPTIONS

     Options and other stock-based awards granted under Arch's 2000 stock incentive plan are eligible for acceleration upon a change in control to the extent described under Proposal 4 below.

     Arch's 1989 stock option plan provides that all options granted thereunder become fully exercisable and vested upon the occurrence of any of the following events:

     - the acquisition by any person of 20% or more of Arch's common stock if, within 24 months thereafter, a majority of the persons elected to Arch's board of directors is not approved by vote of two-thirds of the directors in office at the time of the acquisition;

     - a merger, consolidation or sale of all or substantially all of Arch's assets; or

     - the adoption of a proposal to liquidate or dissolve Arch.

     As a result of Arch's acquisition of USA Mobile on September 7, 1995, all options then outstanding under the 1989 option plan, covering a total of 52,086 shares of common stock, became fully exercisable and vested, including options to purchase 13,296 and 1,493 shares of common stock, respectively, then held by Messrs. Baker and Kuzia. The 1989 option plan has expired but outstanding options remain exercisable in accordance with their terms.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The audit committee of Arch's board of directors is composed of three members and acts under a written charter adopted and approved in June 2000. A copy of this charter is attached to this proxy statement as Appendix A. The members of the audit committee are independent directors, as defined by its charter and the rules of the Nasdaq Stock Market.

     The audit committee reviewed Arch's audited financial statements for the year ended December 31, 2000 and discussed these financial statements with Arch's management. Management is responsible for Arch's internal controls and the financial reporting process. Arch's independent accountants are responsible for performing an independent audit of Arch's financial statements, in accordance with generally accepted accounting principles, and to issue a report on those financial statements. The audit committee is responsible for monitoring and overseeing these processes. As appropriate, the audit committee reviews and evaluates, and discusses with Arch's management, internal accounting, financial and auditing personnel and the independent auditors, the following:

     - the plan for, and the independent auditors' report on, each audit of Arch's financial statements;

     - Arch's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

     - changes in Arch's accounting practices, principles, controls or methodologies;

     - significant developments or changes in accounting rules applicable to Arch; and

     - the adequacy of Arch's internal controls and accounting, financial and auditing personnel.

     The audit committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (entitled "Communication with Audit Committees") with Arthur Andersen LLP, Arch's independent auditors. This statement requires Arch's independent auditors to discuss with Arch's audit committee, among other things, the following:

     - methods to account for significant unusual transactions;

     - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

     - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

     Arch's independent auditors also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (entitled "Independence Discussions with Audit Committees"). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. Accordingly, the audit committee discussed with the independent auditors their independence from Arch. The audit committee also considered whether the independent auditors' provision of other, non-audit related services to Arch is compatible with maintaining such auditors' independence.

     Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to Arch's board of directors that the audited financial statements be included in Arch's Annual Report on Form 10-K for the year ended December 31, 2000.

     By the audit committee of the board of directors of Arch Wireless, Inc.

                                          John A. Shane, Chairman
                                          John H. Gutfreund
                                          H. Sean Mathis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the compensation committee are R. Schorr Berman and Allan L. Rayfield. Messrs. Berman and Rayfield served on the compensation committee throughout 2000. Edwin M. Banks, who resigned as a director of Arch in March 2001, also served on the compensation committee throughout 2000.

     C. Edward Baker, Jr., Arch's Chairman and Chief Executive Officer, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, any of whose executive officers has served as a director of Arch or as a member of its compensation committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  OVERVIEW

     The compensation committee recommends to the board of directors the compensation of executive officers, key managers and directors, and administers Arch's stock plans. Arch's executive compensation program is intended to promote the achievement of Arch's business goals and, thereby, to maximize corporate performance and stockholder returns. Compensation consists of a combination of base salary, performance bonuses and stock-based incentives. The compensation committee believes it is important to have bonuses constitute a portion of each person's compensation package in order to tie an individual's compensation level to individual and corporate performance, and believes it is important to have stock incentives constitute a portion of each person's compensation package in order to help align the interests of executives and stockholders.

     In determining levels of compensation, the compensation committee considers factors such as:

     - competitive positioning, including compensation of executives and managers at comparable companies;

     - present compensation levels;

     - individual performance, including expected future contributions to Arch; and

     - Arch's need to attract, retain and reward key management personnel.

     The compensation committee, in determining Mr. Baker's compensation, reviews compensation for chief executives of publicly-held companies of similar size, particularly those in wireless messaging and similar businesses, Mr. Baker's individual performance against quantitative and qualitative goals, and the performance of Arch.

  BASE SALARY

     The base salary of each executive officer and key manager is reviewed annually. In setting base salaries, the compensation committee considers the factors described above. For 2000, the compensation committee fixed Mr. Baker's annual base salary at $525,000. Under his executive employment agreement, Mr. Baker's annual base salary for 2001 is $600,000.

  PERFORMANCE BONUSES

     The payment of bonuses to executive officers and key managers is directly related to their achievement of corporate and individual performance goals. The amount of the bonus paid, if any, varies among the executive officers and key managers depending on their success in achieving individual performance goals and their contribution to the achievement of corporate performance goals.

     At the beginning of each year, Mr. Baker proposes base salary and bonus parameters for the year to the compensation committee for consideration and approval. This proposal incorporates corporate-wide goals as well as goals jointly established by Mr. Baker and each of the bonus plan participants for their individual areas of responsibility. For 2000, the compensation committee and board of directors approved a target bonus plan ranging from 30-60% of the base salaries of all eligible bonus participants, which included all executive officers and other key managers. The individual and corporate goals included in the bonus plan generally represent objective measures of performance. These goals include quantifiable financial objectives, such as the achievement of revenue, operating cash flow and free cash flow targets, and milestones in management effectiveness.

     Throughout the year, Mr. Baker meets with executive officers to review their progress in achieving these goals, and executive officers meet with other executive officers and key managers. After the end of the year, Mr. Baker performs a final performance review with the compensation committee and presents proposed bonuses to the compensation committee for consideration and approval. The compensation committee has approved Mr. Baker's proposals in respect of bonuses for 2000. In recognition of the achievement of corporate and his individual goals, the compensation committee awarded Mr. Baker a bonus of $230,000 in February 2001.

  EQUITY-BASED COMPENSATION

     Grants of options and other stock-based awards under Arch's stock option plans are intended to relate executive compensation to corporate performance and to help align long-term interests of Arch's executive officers, key managers and stockholders. The compensation committee considers options and other stock-based awards to be an important method of providing an incentive for executive officers and key managers to remain with, and to continue to make significant contributions to, Arch. Therefore, in granting options and other stock-based awards the compensation committee considers the number and value of options and other stock-based awards then held by each executive officer or key manager, in addition to the other factors described above. The compensation committee also seeks to maintain equitable relationships among executive officers and key managers who have similar levels of responsibility.

     During 2000, options were granted to Mr. Baker and the other named executive officers. The exercise price of all options granted to executive officers during 2000 was equal to the fair market value of Arch's common stock on the date of grant. In March 2001, the compensation committee approved the stock-based awards covering up to 12,400,000 shares of common stock described below under Proposal 4.

  EXECUTIVE EMPLOYMENT AND RETENTION AGREEMENTS

     Arch is a party to the executive employment agreements summarized above with Messrs. Baker, Daniels and Pottle. Arch is also a party to the executive retention agreements summarized above with a total of 14 other executives, including Messrs. Gross and Kuzia. The compensation committee reviewed and approved these agreements.

  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid by a public company to its chief executive officer and its four other most highly compensated executive officers. Qualifying "performance-based" compensation is not subject to the deduction limit if specified requirements are met. The compensation committee generally intends to structure stock options granted to its executive officers in a manner to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. While the compensation committee does not currently intend to qualify cash compensation and stock-based awards other than stock options as performance-based compensation, it will continue to monitor the impact of section 162(m) on Arch.

     By the compensation committee of the board of directors of Arch Wireless, Inc.

                                          Allan L. Rayfield, Chairman
                                          R. Schorr Berman

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total stockholder return on the common stock for the period from December 31, 1995 through the year ended December 31, 2000 with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and a peer group index consisting of Metrocall, Inc., WebLink Wireless Inc. and Paging Network, Inc. Arch acquired Paging Network, Inc. on November 10, 2000, and the comparison below includes Paging Network Inc. within the peer group only through November 10, 2000.

     The comparison below assumes $100 was invested on December 31, 1995 in Arch's common stock and in each of the above indices and, in each case, assumes reinvestment of all dividends. Measurement points are on December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 and December 31, 2000.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG ARCH WIRELESS, INC., THE NASDAQ STOCK
                      MARKET (U.S.) INDEX AND A PEER GROUP
STOCK PERFORMANCE GRAPH

                                                                                                           NASDAQ STOCK MARKET
                                                   ARCH WIRELESS, INC.             PEER GROUP                    (U.S.)
                                                   -------------------             ----------              -------------------
12/31/95                                                 100.00                      100.00                      100.00
12/31/96                                                  39.06                       58.90                      123.04
12/31/97                                                  21.35                       46.53                      150.69
12/31/98                                                   5.99                       24.75                      212.51
12/31/99                                                   9.16                       19.88                      394.92
12/31/00                                                   0.87                        6.41                      237.62

                                       12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
                                       --------   --------   --------   --------   --------   --------
Arch Wireless, Inc...................  $100.00    $ 39.06    $ 21.35    $  5.99    $  9.15    $  0.87
Peer Group...........................   100.00      58.90      46.53      24.75      19.88       6.41
Nasdaq Stock Market (U.S.)...........   100.00     123.04     150.69     212.51     394.92     237.62

---------------
  * $100 invested on 12/31/95 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

          PROPOSAL 2 -- APPROVAL OF AMENDMENT TO ARCH'S CERTIFICATE OF
             INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES

     Arch currently is authorized to issue 300,000,000 shares of common stock. As of March 21, 2001, there were 172,322,090 shares of common stock outstanding. Arch's board of directors has approved, subject to stockholder approval, an amendment to Arch's certificate of incorporation to increase the number of authorized shares of common stock from 300,000,000 to 500,000,000 shares. Arch's board of directors believes that approval of the increase in the number of authorized shares of common stock is in the best interests of Arch and its stockholders and recommends a vote FOR approval of this proposal.

     The board of directors believes that the authorization of additional shares of common stock is desirable to provide shares for issuance in connection with possible future financing transactions, acquisitions, management and employee incentive plans and other general corporate purposes. If the amendment is approved by the stockholders, the board will have authority to issue the additional shares of common stock without further action by Arch's stockholders except as required by applicable law or the laws of any stock exchange on which Arch's common stock is listed.

     Nasdaq rules require stockholder approval for the issuance of shares in connection with acquisitions involving an increase of 20% or more in the number of outstanding shares or for the issuance of shares at a price less than the greater of book or market value if the number of shares issued equals 20% or more of the outstanding common stock. Arch's common stock is currently listed on the Nasdaq National Market. On February 16, 2001, Arch announced that Nasdaq had informed Arch that its common stock did not meet the requirements for continued listing because the common stock did not trade above $5.00 per share. Arch has appealed the potential delisting and a Nasdaq panel is scheduled to hear Arch's appeal on March 29, 2001. If Arch's common stock continues to trade at current levels and the Nasdaq panel does not grant Arch a favorable exemption, Arch's common stock will be delisted from the Nasdaq National Market to the over-the-counter electronic bulletin board following the hearing. In this event, Nasdaq's corporate governance rules will no longer apply to Arch, and stockholder approval will not be required for any future issuances of common stock under Nasdaq rules.

     Holders of Arch's common stock do not have preemptive or other similar rights to acquire the additional authorized shares of common stock.

     On February 12, 2001, Arch announced that it had filed a registration statement with the SEC under which Arch may issue up to 100,000,000 shares of common stock from time to time in exchange for debt securities of Arch or its subsidiaries, or to complete acquisitions. In addition, since January 1, 2001, Arch has completed debt-for-equity exchanges pursuant to section 3(a)(9) of the Securities Act of 1933 in which Arch has issued 8,793,350 shares of common stock in exchange for $26,518,000 maturity value of 10 7/8% senior discount notes due 2008 for an effective average issuance price of $0.83 per share.

     Arch has no present plans or commitments to issue the additional shares of common stock for which authorization is sought other than:

     - approximately 75 to 150 million shares of common stock to complete debt-for-equity exchange transactions;

     - approximately 2.6 million shares upon conversion of outstanding Class B common stock, Series C convertible preferred stock and convertible debentures;

     - approximately 16.7 million shares upon exercise of outstanding warrants to purchase common stock; and

     - approximately 35.9 million shares under its stock option and employee stock purchase plans, including the increases proposed for approval at the annual meeting.

          PROPOSAL 3 -- APPROVAL OF AMENDMENT TO ARCH'S CERTIFICATE OF INCORPORATION TO RECLASSIFY CLASS B COMMON STOCK INTO COMMON STOCK

     Arch's board of directors has approved, subject to stockholder approval, an amendment to Arch's certificate of incorporation to reclassify all outstanding shares of Class B common stock into an identical number of shares of common stock. If approved by the stockholders, the reclassification will become effective, without any action on the part of any holder of Class B common stock, upon the filing of the amendment to the certificate of incorporation in Delaware. The board of directors of Arch believes that this amendment is in the best interests of Arch and its stockholders and recommends that stockholders vote FOR this proposal.

     As soon as practicable after the annual meeting, Arch will mail a letter of transmittal to each holder of record of Class B common stock outstanding on the date of the annual meeting. The letter of transmittal will contain instructions for the surrender of Class B common stock certificates to Arch's transfer agent in exchange for certificates representing an identical number of shares of common stock.

     The Class B common stock was originally issued only to four stockholders who acted as standby purchasers in connection with Arch's acquisition of MobileMedia Corporation in June 1999. The shares of Class B common stock were issued only to the extent that the standby purchasers and their affiliates would otherwise have beneficially owned, in the aggregate, more than 49.0% of Arch's outstanding stock or voting power upon consummation of the MobileMedia acquisition. Class B common stock was used so that the issuance of stock to the standby purchasers in connection with the MobileMedia acquisition would not trigger the change of control repurchase provisions contained in various indentures governing Arch's outstanding indebtedness.

     The Class B common stock is identical in all respects to Arch's common stock, except that holders of Class B common stock are not entitled to vote in the election of directors and are entitled to 1/100th vote per share on other matters voted on by Arch's stockholders. In general, the shares of Class B common stock automatically convert into an identical number of shares of common stock upon the transfer of Class B common stock to any person or entity other than a person or entity that received shares of Class B common stock in the initial distribution of those shares. If this proposal is not approved by the stockholders, shares of the Class B common stock will remain outstanding until the original recipients of the Class B common stock have so transferred all of their shares of Class B common stock.

     A total of 5,360,049 shares of Class B common stock were originally issued. As of March 21, 2001, 681,497 shares of Class B common stock were outstanding. As a result of Arch's issuances of common stock since completion of the MobileMedia acquisition, and sales by standby purchasers in the open market, the standby purchasers and their affiliates hold substantially less than 49.0% of Arch's outstanding stock and voting power. The board of directors has determined that the elimination of the Class B common stock is desirable because the original purpose of the issuance of the Class B common stock has been satisfied and to reduce the complexity of Arch's capital structure.

     Arch and the holders of Class B common stock will not recognize any gain or loss as a result of the conversion of Class B common stock into common stock. Each share of common stock issued in exchange for a share of Class B common stock pursuant to this proposal will have the same basis and be treated as having the same acquisition date for federal income tax purposes as the share of Class B common stock for which it was exchanged.

                PROPOSAL 4 -- APPROVAL OF INCREASE IN NUMBER OF
            AUTHORIZED SHARES UNDER ARCH'S 2000 STOCK INCENTIVE PLAN

     As Arch's business strategy shifts from traditional one-way paging services to two-way wireless messaging and information services, the board of directors believes that the future growth and success of Arch depends, in large part, on its ability to maintain a competitive position in attracting and retaining key personnel. Primarily as a result of Arch's acquisition of MobileMedia in June 1999 and its acquisition of PageNet in November 2000, the number of Arch employees has increased from approximately 2,600 at December 31, 1998 to approximately 5,000 at December 31, 1999 and to approximately 8,350 at December 31, 2000. Over this period and primarily due to the MobileMedia and PageNet acquisitions, the number of outstanding shares of common stock has also increased substantially, from 7.1 million at December 31, 1998 to 47.3 million at December 31, 1999 and to 161.5 million at December 31, 2000. As a result of the recent and anticipated debt-for-equity exchange transactions described above, Arch expects to have outstanding approximately 250 to 325 million shares of common stock outstanding by the end of 2001.

     As of February 28, 2001, options for the purchase of 5,994,050 shares of common stock were outstanding under the 2000 stock incentive plan, no options had been exercised under the 2000 stock plan and 5,950 shares were available for future options grants under the 2000 stock plan. As of February 28, 2001, only 1,134,044 shares were available for future options grants under Arch's other employee option plans.

     For the reasons described above, Arch's board of directors believes that a substantial increase in the size of the 2000 stock plan is necessary and appropriate. Accordingly, Arch's board of directors has approved an increase in the number of shares of common stock available for issuance under the 2000 stock plan from 6,000,000 to 29,800,000 shares. The board of directors of Arch believes that this increase is in the best interests of Arch and its stockholders and recommends that stockholders vote FOR this proposal.

SUMMARY OF THE 2000 STOCK PLAN

     The 2000 stock plan was originally adopted by the board of directors in April 2000 and approved by the stockholders in May 2000. The 2000 stock plan provides for the grant of the following types of awards:

     - incentive stock options intended to qualify under section 422 of the Internal Revenue Code;

     - nonstatutory stock options;

     - restricted stock awards; and

     - other stock-based awards, including the grant of shares based upon specified conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

  DESCRIPTION OF AWARDS

     Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to the other terms and conditions specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of Arch's voting power). Options may not be granted for a term in excess of ten years, or in excess of five years in the case of incentive stock options granted to 10% holders. The 2000 stock plan permits the board of directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to Arch of shares of common stock (which shares are owned for at least six months), by delivery to Arch of a promissory note, or by any other lawful means.

     Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of Arch to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

     Other Stock-Based Awards. Under the 2000 stock plan, the board of directors has the right to grant other awards based upon the common stock having such terms and conditions as the board of directors may determine. This may include the grant of shares based upon specified conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

  ELIGIBILITY TO RECEIVE AWARDS

     Officers, employees, directors, consultants and advisors of Arch and its subsidiaries are eligible to be granted awards under the 2000 stock plan. Under present law, however, incentive stock options may only be granted to employees of Arch and its subsidiaries. The maximum number of shares with respect to which awards may be granted to any participant under the 2000 stock plan may not exceed 3,000,000 shares during any calendar year.

     As of February 28, 2001, approximately 7,800 persons were eligible to receive awards under the 2000 stock plan, including Arch's executive officers and non-employee directors. In March 2001, the compensation committee approved awards under which 27 key executives may receive a total of up to 12,400,000 shares of common stock without payment of cash consideration based on the achievement of company-wide performance criteria relating to two-way wireless messaging net revenue, average revenue per two-way messaging unit and growth in number of two-way messaging units in service in 2001 and 2002. Arch cannot now determine how many of these 12,400,000 shares will actually be issued, since the issuance of these shares depends on future corporate performance. The granting of awards under the 2000 stock plan is discretionary, and Arch cannot now determine the number or type of additional awards to be granted in the future to any particular person or group.

     On February 28, 2001, the last reported sale price of Arch's common stock on the Nasdaq National Market was $0.875 per share.

  ADMINISTRATION

     The board of directors administers the 2000 stock plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 stock plan and to interpret the provisions of the 2000 stock plan. Pursuant to the terms of the 2000 stock plan, the board of directors has authorized the compensation committee to administer certain aspects of the 2000 stock plan, including the granting of options to executive officers. Subject to any applicable limitations in the 2000 stock plan, the board of directors, the compensation committee or any other committee or subcommittee to whom the board delegates authority selects the recipients of awards and determines:

     - the number of shares of common stock subject to the option and the dates upon which such options become exercisable;

     - the exercise price of options;

     - the duration of options; and

     - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

     The board of directors is required to make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other reorganization event or change in control event, the board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for, to accelerate the awards to make them fully exercisable prior to consummation of the event or to provide for a cash out of their value. If any award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any common stock not being issued, the unused shares of common stock covered by such award will again be available for grant under the 2000 stock plan, subject, however, in the case of incentive stock options to any limitation required under the Internal Revenue Code.

     A change in control is defined under the 2000 stock plan to mean (1) the acquisition of 50% or more of Arch's outstanding common stock or the combined voting power of Arch's outstanding voting securities by any entity or group or
(2) a merger involving Arch or a sale of all or substantially all of Arch's assets, if the merger or asset sale results in Arch's stockholders prior to the transaction holding less than a majority of the voting power of the combined or acquiring entity and the directors of Arch ceasing to constitute a majority of the directors of the combined or acquiring entity.

  AMENDMENT OR TERMINATION

     No award may be made under the 2000 stock plan after April 23, 2010, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2000 stock plan, except that no award designated as subject to section 162(m) of the Internal Revenue Code by the board of directors after the date of such amendment shall become exercisable, realizable or vested to the extent such amendment was required to grant such award unless and until such amendment shall have been approved by Arch's stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2000 stock plan and with respect to the sale of common stock acquired under the 2000 stock plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

  INCENTIVE STOCK OPTIONS

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option, which we refer to as ISO stock. The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO stock will vary with the length of time that the participant has owned the ISO stock at the time it is sold. If the participant sells ISO stock after having owned it for at least two years from the date the option was granted and one year from the date the option was exercised, which we refer to as a disqualifying disposition, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO stock over the exercise price.

     If the participant sells ISO stock for more than the exercise price prior to having owned it for at least two years from the grant date and one year from the exercise date, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO stock for more than one year prior to the date of sale.

     If a participant sells ISO stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO stock. This capital loss will be a long-term capital loss if the participant has held the ISO stock for more than one year prior to the date of sale.

  NONSTATUTORY STOCK OPTIONS

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option, which we refer to as NSO stock, on the exercise date over the exercise price.

     With respect to any NSO stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO stock over the participant's tax basis in the NSO stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

  RESTRICTED STOCK AWARDS

     A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under section 83(b) of the Internal Revenue Code. If the participant makes a valid section 83(b) election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of the common stock at the time the award is granted and the purchase price paid for the common stock. If a valid section 83(b) election is not made, the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the common stock at the time of such lapse and the original purchase price paid for the common stock. The participant will have a tax basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the common stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the participant's tax basis in the common stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year.

  OTHER STOCK-BASED AWARDS

     The tax consequences associated with any other stock-based award granted under the 2000 stock plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant's holding period and tax basis for the award or underlying common stock.

  TAX CONSEQUENCES TO ARCH

     The grant of an award under the 2000 stock plan will have no tax consequences to Arch. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired under the 2000 stock plan will have any tax consequences to Arch. Arch (or its subsidiaries, as the case may be) generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2000 stock plan, including as a result of the exercise of a nonstatutory stock option, a disqualifying disposition, or a section 83(b) election. Any such deduction will be subject to the limitations of section 162(m) of the Internal Revenue Code.

       PROPOSAL 5 -- APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES
                 UNDER ARCH'S 1999 EMPLOYEE STOCK PURCHASE PLAN

     In order to maintain a competitive position in attracting and retaining key personnel, the board of directors has approved, subject to stockholder approval, an increase in the number of shares of common stock available for issuance under Arch's 1999 employee stock purchase plan from 1,500,000 to 4,500,000 shares. In reaching this decision, the board considered the substantial increases in the number of Arch's employees and outstanding shares described above under Proposal
4. The board of directors of Arch believes that this increase is in the best interests of Arch and its stockholders and recommends that the stockholders vote FOR this proposal.

SUMMARY OF THE 1999 PURCHASE PLAN

     The 1999 purchase plan authorizes the issuance of shares of Arch's common stock to participating employees. The 1999 purchase plan is administered by the compensation committee of the board of directors, which is authorized to make rules and regulations for the administration and interpretation of the 1999 purchase plan. Employees, including executive officers, who have completed three months of employment with Arch or any eligible subsidiary of Arch and who are regularly employed by Arch prior to the applicable offering commencement date generally are eligible to participate in the 1999 purchase plan. As of February 28, 2001, Arch had approximately 7,200 eligible employees.

     On the first day of a designated payroll deduction period, Arch grants to each eligible participant the right to purchase common stock under the 1999 purchase plan. No employee may be granted the right to purchase stock under the 1999 purchase plan which permits the rights of the employee to purchase stock under all employee stock purchase plans of Arch and any eligible subsidiary of Arch to accrue at a rate which exceeds $25,000 of the fair market value of such stock, determined at the time such right is granted at the commencement of an offering period, for each calendar year in which such right is outstanding at any time. A participant may elect to have up to 10% deducted from his or her regular salary for this purpose. The price at which a participant's right to purchase stock is exercised is the lower of (1) 85% of the market price of the common stock on the offering commencement date or (2) 85% of the market price on the day that the offering period terminates.

     Offering periods under the 1999 purchase plan commence on January 1 and July 1 of each calendar year and terminate, respectively, on June 30 and December 31 of such year. On February 28, 2001, the last reported sale price of Arch's common stock on the Nasdaq National Market was $0.875 per share.

     In the event of a "continuity of control" merger or consolidation in which the holders of capital stock of Arch immediately prior to such merger or consolidation continue to hold at least 80% of the voting power of the capital stock of the surviving corporation, each participant holding an outstanding purchase right will be entitled to receive, at the end of the offering period, the equivalent number of securities or property which holders of the common stock were entitled to receive upon consummation of such merger or consolidation. In the event of a non-continuity of control merger or a sale of all or substantially all of the assets of Arch, the compensation committee may
(1) terminate all outstanding purchase rights and refund all payroll deductions,
(2) provide notice to all participants and allow them to exercise their purchase rights prior to the effective date of such transaction, or (3) provide that participants shall receive such stock or securities as holders of shares of Arch common stock received pursuant to the terms of the transaction.

     The board of directors may at any time terminate or amend the 1999 purchase plan. However, if stockholder approval of an amendment is required by section 423 of the Internal Revenue Code, such amendment may not be effected without such stockholder approval. The 1999 purchase plan requires that all amounts in the accounts of participants be promptly refunded upon termination of the 1999 purchase plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to the sale of the common stock under the 1999 purchase plan. The 1999 purchase plan is intended to qualify as an "employee stock purchase plan" as defined in section 423 of the Internal Revenue Code.

  TAX CONSEQUENCES TO PARTICIPANTS

     In general, a participant will not recognize taxable income upon enrolling in the 1999 purchase plan or upon purchasing shares of the common stock at the end of an offering period. Instead, if a participant sells the common stock acquired under the 1999 purchase plan at a sale price that exceeds the price at which the participant purchased the common stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the common stock over the price at which the participant purchased the common stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

     If the participant sells the common stock more than one year after acquiring it and more than two years after the offering commencement date, then the participant will be taxed as follows. If the sale price of the common stock is higher than the price at which the participant purchased the common stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of (1) 15% of the fair market value of the common stock on the offering commencement date and (2) the excess of the sale price of the common stock over the price at which the participant purchased the common stock. Any further income will be long-term capital gain. If the sale price of the common stock is less than the price at which the participant purchased the capital stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the common stock over the sale price of the common stock.

     If the participant sells the common stock within one year after acquiring it or within two years after the offering commencement date, then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock on the date that it was purchased over the price at which the participant purchased the common stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the common stock over the fair market value of the common stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the common stock on the date that it was purchased over the sale price of the common stock.

This capital gain or loss will be a long-term capital gain or loss if the participant has held the common stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the common stock for a shorter period.

  TAX CONSEQUENCES TO ARCH

     The offering of the common stock under the 1999 purchase plan will have no tax consequences to Arch. Moreover, in general, neither the purchase nor the sale of the common stock acquired under the 1999 purchase plan will have any tax consequences to Arch except that Arch (or its subsidiaries, as the case may be) will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a sale within one year after acquiring it or within two years after the offering commencement date. Any such deduction will be subject to the limitations of section 162(m) of the Internal Revenue Code.

          PROPOSAL 6 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors, on the recommendation of its audit committee, has selected the firm of Arthur Andersen LLP as Arch's independent public accountants for the fiscal year ending December 31, 2001. Although stockholder approval of the board of directors' selection of Arthur Andersen LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If the stockholders do not ratify the selection of Arthur Andersen LLP as Arch's independent public accountants, the board of directors will reconsider the matter.

     Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

INDEPENDENT AUDITORS FEES AND OTHER MATTERS

  AUDIT FEES

     Arthur Andersen LLP expects to bill Arch approximately $470,000 in fees for professional services rendered in connection with the audit of Arch's financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in each of Arch's quarterly reports on Form 10-Q during the year ended December 31, 2000.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Arthur Andersen LLP did not bill Arch for any professional services rendered to Arch and its affiliates for the year ended December 31, 2000 in connection with financial information systems design or implementation, the operation of Arch's information system or the management of its local area network.

  ALL OTHER FEES

     Arthur Andersen LLP expects to bill Arch approximately $1,100,000 in fees for other services rendered to Arch and its affiliates for the year ended December 31, 2000. These fees related primarily to the preparation of registration statements in connection with Arch's acquisition of Paging Network, Inc., as well as consents related to those registration statements, assistance with the internal audit function, and tax compliance and advisory services.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Any proposal that a stockholder intends to present at the 2002 annual meeting of stockholders must be submitted to the Secretary of Arch at its offices, 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, no later than December -, 2001 in order to be considered for inclusion in the proxy statement relating to that meeting.

     In addition, Arch's by-laws require that Arch be given advance notice of stockholder nominations for election to Arch's board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in Arch's proxy statement in accordance with SEC Rule 14a-8. The required notice must be made in writing and delivered or mailed to the secretary of Arch at the principal offices of Arch at least 80 days prior to the annual meeting of stockholders. However, if less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, such nomination may be mailed or delivered to the secretary not later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. The 2002 annual meeting of stockholders is currently expected to be held on May 14, 2002. Assuming that this date does not change, in order to comply with the time periods set forth in Arch's by-laws, appropriate notice would need to be provided to Arch's secretary no later than February 21, 2002.

                                 OTHER MATTERS

     The board of directors knows of no other business which will be presented for consideration at the annual meeting other than that described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

     Arch will bear the costs of soliciting proxies. In addition to solicitation by mail, Arch's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. Arch has retained Corporate Investor Communications, Inc., for a fee of approximately $8,000 plus expenses, to act as a distribution agent and solicitor only with respect to record holders who are brokers, dealers, banks or other entities that exercise fiduciary powers in nominee name or otherwise. Arch has also retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the annual meeting for a fee expected to be approximately $15,000 plus expenses. Arch will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. Arch will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY AFTER DELIVERY OF WRITTEN REVOCATION OF THEIR PROXY TO THE SECRETARY OF ARCH.

                                          By Order of the Board of Directors,

                                          PATRICIA A. GRAY, Secretary

April   , 2001
Westborough, Massachusetts

                                                                      APPENDIX A

                              ARCH WIRELESS, INC.
                            Audit Committee Charter

AUDIT COMMITTEE MISSION

     The primary mission of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls that management and the board of directors have established and all audit processes.

MEMBERSHIP

     The audit committee will be comprised of at least three (3) members. All members must be able to read and understand fundamental financial statements and have knowledge of financial matters sufficient to discharge their responsibilities. One member of the committee must have financial management or accounting experience. Unless a chairperson is elected by the board of directors, the committee shall choose a chairperson annually. Only independent directors will serve on the audit committee, except as otherwise permitted under rules promulgated by the Securities and Exchange Commission ("SEC"), and the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market, Inc. (collectively, "Nasdaq"). An independent director is free of any relationship that could influence his or her judgment as a committee member. An independent director may not be associated with a major vendor to, or customer of, Arch and shall otherwise meet the definition of independent director under applicable rules promulgated by the SEC and Nasdaq. When there is some doubt about independence, as when a member of the committee has a short-term consulting contract with a major customer, the director should rescue him or herself from any decisions that might be influenced by that relationship.

GENERAL RESPONSIBILITIES

     1. The audit committee shall assist the board of directors in fulfilling their responsibilities to shareholders concerning Arch's accounting and reporting practices, and shall facilitate open communication among the internal auditors and other company management, the independent accountant and the board of directors.

     2. The audit committee must report committee actions to the full board of directors and may make appropriate recommendations.

     3. The audit committee has the power to conduct or authorize investigations into matters within the committee's scope of responsibilities. The committee is authorized to retain independent counsel, accountants or others to assist in an investigation.

     4. The committee will meet at least four times each year, more frequently if circumstances make that preferable. The audit committee chairman is authorized to convene a committee meeting whenever he or she deems it necessary. An audit committee member should not vote on any matter in which he or she is not independent. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management. The actions of the committee shall be governed by the Delaware General Corporation Law and Arch's charter and bylaws.

     5. The audit committee will do whatever else the law, Arch's charter or bylaws or the board of directors so require.

     6. The audit committee will discharge its responsibilities, and shall assess information provided by Arch's management and the outside auditor, in accordance with its business judgment. In exercising its business judgment, the audit committee may rely on the information and advice provided by Arch and the outside auditor.

RESPONSIBILITIES FOR ENGAGING INDEPENDENT ACCOUNTANTS

     1. The outside auditor shall be accountable to the audit committee and the board of directors, which shall together have the ultimate authority and responsibility to nominate the outside auditor to be proposed for shareholder approval in any proxy statement, and to select, evaluate and (where appropriate) replace the outside auditor.

     2. The audit committee will confirm and assure the independence of the independent accountant selected as auditor, including a review of all services provided by the independent accountant and the fees paid for them and ensure that they receive from such outside auditor the written disclosures and letter from the outside auditor required by Independence Standards Board Standard No. 1. Such communication shall be documented in writing by the independent accountant annually. The audit committee shall actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor.

     3. The audit committee will consider, in consultation with the independent accountant and the internal auditor, the audit scope and procedural plans made by the internal auditors and the independent accountant.

     4. The audit committee will make sure that the internal auditor and the independent accountant coordinate the internal and external audits. The purpose of coordinating these efforts is to assure completeness of coverage, reduce redundancy and use audit resources effectively.

RESPONSIBILITIES FOR REVIEWING INTERNAL AUDITS, THE ANNUAL EXTERNAL AUDIT AND THE REVIEW OF QUARTERLY AND ANNUAL FINANCIAL STATEMENTS

     1. The audit committee will ascertain that the independent accountant views the board of directors and the audit committee, as representatives of the shareholders, as its client, that it will be available to the audit committee and the full board of directors at least annually and that it will provide the committee with a timely analysis of significant financial reporting issues.

     2. The audit committee will ask management, the internal auditor and the independent accountant about significant risks and exposures and will assess management's steps to minimize them.

     3. The audit committee will review the following with the independent accountant and the internal auditor:

        1. The adequacy of Arch's internal controls, including computerized information system controls and security.

        2. Any significant findings and recommendations made by the independent accountant or internal auditing, together with management's responses to them.

     4. Shortly after the annual financial statement audit is completed, the audit committee will review the following with management and the independent accountant:

        1. Arch's annual financial statements and related footnotes. The audit committee will determine, based on its review and discussions referred to in this section, whether it recommends to the board of directors that the audited financial statements be included in Arch's annual report on Form 10-K for the last fiscal year for filing with the SEC.

        2. The independent accountant's audit of and report on the financial statements.

        3. The auditor's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

        4. Any serious difficulties or disputes with management encountered during the course of the audit.

        5. Anything else about the audit procedures or findings that AICPA SAS 61 or GAAS requires the auditors to discuss with the committee or that the audit committee in its business judgment deems relevant.

     5. The audit committee will consider and review with management and the internal auditor:

        1. Any significant findings during the year and management's responses to them.

        2. Any difficulties the internal auditor encountered while conducting audits, including any restrictions on the scope of their work or access to required information.

        3. The planned scope of management's internal audit plan that the audit committee thinks advisable.

        4. The Internal Audit Department charter.

     6. The audit committee will review annual filings with the SEC and other published documents containing Arch's financial statements and will consider whether the information in the filings is consistent with the information in the financial statements.

     7. The audit committee will review the interim financial reports with management, the independent accountant and the internal auditor before those interim reports are released to the public or filed with the SEC or other regulators.

     8. The audit committee will prepare a report for inclusion in the proxy statement relating to the annual meeting of stockholders at which directors are to be elected that describes the committee's composition and other matters required under item 306 of regulation S-K or any other rules and regulations of the SEC or Nasdaq.

PERIODIC RESPONSIBILITIES

     1. Review and update the audit committee's charter annually.

     2. Meet with the internal auditor, the independent accountant and management in separate executive sessions to discuss any matters the audit committee or these groups believe should be discussed privately with the audit committee.

                                PRELIMINARY COPY

                                      PROXY

                               ARCH WIRELESS, INC.

                         1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2001. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints C. Edward Baker, Jr., Gerald J. Cimmino, Patricia A. Gray, J. Roy Pottle and David A. Westenberg, and each of them, the proxies of the undersigned with power of substitution to each of them, to vote all shares of Arch Wireless, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held on Tuesday, May 15, 2001, at 11:00 a.m. (local time) at Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109.

     In their discretion, the proxies are authorized to vote on such other matters as may properly come before the annual meeting or any adjournment thereof.

     Please return your cards in the enclosed envelope to the following address:


                               Arch Wireless, Inc.
                               c/o EquiServe
                               P.O. Box 9398
                               Boston, MA 02205-9398


              CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

SEE REVERSE                                                        SEE REVERSE
   SIDE                                                                SIDE



[X] PLEASE MARK VOTES AS IN THIS EXAMPLE           3. Approve an amendment to the     FOR   AGAINST  ABSTAIN
                                                      certificate of incorporation    [ ]     [ ]      [ ]
1A. Election of Directors.                            reclassifying the Class B
    NOMINEES: (01) C. Edward Baker, Jr. and           common stock as common stock.
    (02) R. Schorr Berman

    FOR      WITHHELD      MARK HERE    [ ]        4. Approve an increase in the      [ ]     [ ]      [ ]
    [ ]        [ ]         IF YOU PLAN                number of shares of common
                           TO ATTEND                  stock authorized for issuance
                           THE MEETING                under the 2000 stock incentive
                                                      plan from 6,000,000 to
                           MARK HERE    [ ]           29,800,000 shares.
                           FOR ADDRESS
                           CHANGE AND
                           NOTE BELOW

    [ ] ____________________________________       5. Approve an increase in the      [ ]     [ ]      [ ]
                                                      number of shares of common
    INSTRUCTION: To withhold authority for any        stock authorized for issuance
    individual nominee, write the nominee's           under the 1999 employee stock
    name in the space provided above.                 purchase plan from 1,500,000
                                                      to 4,500,000 shares.

2.  Approve an amendment to the certificate of     6. Ratify the appointment of       [ ]     [ ]      [ ]
    incorporation increasing the number of            Arthur Andersen LLP as
    shares of common stock authorized for             independent auditors for
    issuance from 300,000,000 to 500,000,000          fiscal year ending
    shares.                                           December 31, 2001.

    FOR        AGAINST        ABSTAIN
    [ ]          [ ]            [ ]
                                                   PLEASE SIGN, DATE AND RETURN THIS PROXY
                                                   IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                                                   The signature on this Proxy should
                                                   correspond exactly with stockholder's
                                                   name as printed to the left. In the case
                                                   of joint tenants, co-executors or
                                                   co-trustees, both should sign. Persons
                                                   signing as Attorney, Executor,
                                                   Administrator, Trustee or Guardian
                                                   should give their full title.

                                                   VOTES MUST BE INDICATED (X) IN BLACK OR
                                                   BLUE INK.




    Signature _______________________________      Signature__________________________
    Date: ______________                           Date: _______________



                                PRELIMINARY COPY

                                      PROXY

            FOR HOLDERS OF SERIES C CONVERTIBLE PREFERRED STOCK ONLY

                               ARCH WIRELESS, INC.

                         1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2001. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints C. Edward Baker, Jr., Gerald J. Cimmino, Patricia A. Gray, J. Roy Pottle and David A. Westenberg, and each of them, the proxies of the undersigned with power of substitution to each of them, to vote all shares of Arch Wireless, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held on Tuesday, May 15, 2001, at 11:00 a.m. (local time) at Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109.

     In their discretion, the proxies are authorized to vote on such other matters as may properly come before the annual meeting or any adjournment thereof.

     Please return your cards in the enclosed envelope to the following address:

                              Arch Wireless, Inc.
                              c/o EquiServe
                              P.O. Box 9398
                              Boston, MA 02205-9398

              CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE


SEE REVERSE                                                        SEE REVERSE
   SIDE                                                                SIDE



[X] PLEASE MARK VOTES AS IN THIS EXAMPLE           3. Approve an amendment to the     FOR   AGAINST  ABSTAIN
                                                      certificate of incorporation    [ ]     [ ]      [ ]
1A. Election of Directors.                            reclassifying the Class B
    NOMINEES: (01) C. Edward Baker, Jr. and           common stock as common stock.
    (02) R. Schorr Berman

    FOR      WITHHELD      MARK HERE    [ ]        4. Approve an increase in the      [ ]     [ ]      [ ]
    [ ]        [ ]         IF YOU PLAN                number of shares of common
                           TO ATTEND                  stock authorized for issuance
                           THE MEETING                under the 2000 stock incentive
                                                      plan from 6,000,000 to
                           MARK HERE    [ ]           29,800,000 shares.
                           FOR ADDRESS
                           CHANGE AND
                           NOTE BELOW

    [ ] ____________________________________       5. Approve an increase in the      [ ]     [ ]      [ ]
                                                      number of shares of common
    INSTRUCTION: To withhold authority for any        stock authorized for issuance
    individual nominee, write the nominee's           under the 1999 employee stock
    name in the space provided above.                 purchase plan from 1,500,000
                                                      to 4,500,000 shares.

1B. Election of Director.                          6. Ratify the appointment of       [ ]     [ ]      [ ]
    NOMINEE: John Kornreich                           Arthur Andersen LLP as
                                                      independent auditors for
                                                      fiscal year ending
                                                      December 31, 2001.
    FOR        AGAINST
    [ ]          [ ]                               PLEASE SIGN, DATE AND RETURN THIS PROXY
                                                   IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

2.  Approve an amendment to the certificate of     The signature on this Proxy should
    incorporation increasing the number of         correspond exactly with stockholder's
    shares of common stock authorized for          name as printed to the left. In the case
    issuance from 300,000,000 to 500,000,000       of joint tenants, co-executors or
    shares.                                        co-trustees, both should sign. Persons
                                                   signing as Attorney, Executor,
                                                   Administrator, Trustee or Guardian
                                                   should give their full title.
    FOR        AGAINST        ABSTAIN
    [ ]          [ ]            [ ]                VOTES MUST BE INDICATED (X) IN BLACK OR
                                                   BLUE INK.


    Signature _______________________________      Signature__________________________
    Date: ______________                           Date: _______________

